EXHIBIT 10.13

THE CHEESECAKE FACTORY INCORPORATED

Peter J. D’Amelio Employment Contract

AGREEMENT

        This AGREEMENT (the “Agreement”) is entered into this 29th day of August, 2001 between THE CHEESECAKE FACTORY INCORPORATED (the “Company”) and Peter J. D’Amelio (“Executive”).

        WHEREAS, the parties desire to enter into this Agreement setting forth certain terms and conditions of the employment relationship of Executive with the Company.

        NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

        1. Employment.

Executive is employed as the Senior Vice President of Restaurant Operations of the Company. In this capacity, Executive shall have such duties and responsibilities as may be designated to Executive by Chief Executive Officer of the Company from time to time. Executive shall devote substantially all Executive’s time, attention and energies to the business and affairs of the Company and its subsidiaries.

        2. Term.

Subject to Section 4(a) below), the “Term” of this Agreement shall be for the period commencing on the date hereof and ending on the later of (a) the third anniversary of the date hereof; or (b) if a Change of Control occurs during the Term, then that date which is twenty-four (24) months following the date of the Change of Control.

        3. Certain Terms Defined.

For purposes of this Agreement:

                (a) Executive shall be deemed to be “Permanently Disabled” if a physical or mental condition occurs and persists which, in the written opinion of a licensed physician selected by Executive, or at the option of the Company in the event of a dispute as to whether or not Executive is Permanently Disabled, selected by the Board of Directors of the Company, in good faith, has rendered Executive unable to perform Executive’s duties hereunder for a period of ninety (90) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional ninety (90) day period, rendering Executive unable to return to Executive’s duties.

                (b) “Affiliate” means any corporation affiliated with any Person whose actions result in a Change of Control (or which, as a result of the completion of the transactions causing a Change of Control shall become affiliated) within the meaning of the Code.

                (c) “Base Salary” means, as of the Date of Termination, the highest annual base salary of Executive in any of the last two fiscal years preceding the fiscal year of such Date of Termination.

                (d) “Beneficial Owner” shall have the meaning given to such term in the Exchange Act.

                (e) “Cause” means termination upon: (i) the failure or refusal by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or disability); (ii) the occurrence of Executive misconduct that constitutes a material breach of the Company’s Code of Ethics and Code of Conduct, including without limitation, an unauthorized disclosure or use of insider information, customer lists, recipes, processes, trade secrets or other confidential or proprietary information, or solicitation of any of the Company’s agents or employees to work for another business entity, or any other misconduct that is materially injurious to the Company, monetarily or otherwise; or (iii) Executive’s commission of acts of dishonesty, theft, embezzlement, fraud, or misrepresentation, or commission of such other acts of moral turpitude as would reasonable prevent or significantly diminish the effective performance of Executive’s duties.

                (f) A “Change of Control” occurs:

                        (i) if any Person (other than Executive) or that Person’s Affiliate is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% of more of the combined voting power of the Company’s then outstanding voting securities (“Voting Securities”) after the commencement date of this Agreement; or

                        (ii) upon the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than:

                                I. a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                                II. a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person acquires more than 20% of the combined voting power of the Company’s then outstanding Voting Securities; or

                                III. a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. In this paragraph (iv), “surviving entity” shall mean only an entity in which all the Company’s stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase “directors of the Company (who were directors immediately prior thereto)” shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

                        (iii) upon the consummation of a plan of complete liquidation or a sale or disposition of all or substantially all of the Company’s assets; or

                        (iv) if, during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board of Directors, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors.

                (g) “Code” means the Internal Revenue Code of 1986, as amended.

                (h) “Date of Termination” means the date of actual receipt of a written notice of termination or any later date specified therein (but not more than fifteen (15) days after the date of giving such notice), as the case may be; provided that (i) if Executive’s employment is terminated by the Company for any reason other than for Cause, the Date of Termination is the date on which the Company notifies Executive of such termination; (ii) if the Executive’s employment is terminated by the Executive with Good Reason or otherwise, the date of termination is the date the Executive notifies the Company of such termination; (iii) if Executive’s employment is terminated due to Permanent Disability, the Date of Termination is the date of receipt of such notice; and (iv) if Executive’s employment is terminated due to Executive’s death, the Date of Termination shall be the date of death.

                (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                (j) “Person” is given the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that unless this Agreement provides to the contrary, the term shall not include the Company, any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                (k) “Voluntary Termination with Good Reason” means an election by Executive to terminate employment with the Company following a Change of Control, provided that (i)one or more of the following factors occurs within the twelve (12) month period prior to the Date of Termination, and (ii) Executive is in Good Standing as of the Date of Termination:

                        I. The annual base salary payable to Executive at the time of termination has decreased by tenpercent (10%) or more from the average annual base salary payable to Executive during the twelve (12) month period prior to the Change in Control.

                        II. Executive’s ability to participate, on an equal basis with other employees of the Company holding equivalent positions in the Company, in any Company stock option, stock equity or bonus plan which is then in effect has been terminated.

                        III. The Company has demoted Executive to a position at the Company which is one or more grades lower than the position Executive held prior to the Change of Control (e.g., Senior Vice-President to Vice President; Vice-President to Director).

                        IV. The designated permanent location of Executive’s workplace is transferred by the Company to a location exceeding 60 miles from Executive’s permanent workplace location immediately prior to the Change of Control.

                (l) “Not in Good Standing” with reference to Executive means that (i) the Company has commenced and is diligently pursuing to conclusion, an investigation of Executive with respect to any matter which, if found by the Company to be true, would be grounds for termination for Cause of Executive, or (ii) the Company, upon the conclusion of any investigation referenced in clause (i) of this Section has determined that reasonable grounds exist to terminate Executive or take other serious disciplinary action. If, upon the conclusion of any investigation under clause (i), the Company has not determined that reasonable grounds exist to terminate Executive or take other serious disciplinary action, then Executive shall be deemed to be in Good Standing as to such matter.

        4. Termination.

                (a) For Cause or Not in Good Standing. This Agreement shall terminate automatically upon a termination of Executive’s employment with the Company for Cause, or upon Executive’s death or Permanent Disability, or upon the conclusion of an investigation referenced in Section 3(l) above and a determination by the Company, in good faith, that Executive is Not in Good Standing.

                (b) At Will Employment. Nothing in this Agreement shall alter the “at will” employment relationship between the Company and Executive, and either the Company or Executive may terminate Executive’s employment at any time and for any reason, or no reason at all, with or without Cause and regardless if Executive is Not in Good Standing or in Good Standing.

        5. Certain Benefits Upon Voluntary Termination for Good Reason; Involuntary Termination without Cause; and Change of Control.

                (a) If, other than a termination due to death or Permanent Disability, Executive’s employment with the Company is (i) terminated by Executive due to a Voluntary Termination for Good Reason occurring no sooner than six (6) months and no later than twenty-four (24) months from the date of a Change in Control, or (ii) terminated by the Company without Cause on or before twenty-four (24) months after the date of a Change in Control, and on the Date of Termination Executive is in Good Standing, then:

                        I. the Company shall pay to Executive a lump sum cash payment, within thirty (30) days of the Date of Termination, equal to one-half of Executive’s annual Base Salary; and

                        II. the Company shall pay all costs and expenses necessary to continue any coverages provided to Executive and Executive’s dependents immediately prior to the Date of Termination under any health or dental insurance, life insurance, and long term disability insurance plan (which obligation may be satisfied, at Company’s election, by paying Executive’s contribution under COBRA to the extent such coverages are insurable under COBRA), for a period not to exceed the earlier of twelve (12) months from the date of termination or the date Executive becomes eligible for similar benefits under any subsequent employer’s plan.

                (b) If Executive’s employment with the Company is (i) terminated by Executive due to a Voluntary Termination for Good Reason occurring no sooner than six (6) months and no later than twenty-four (24) months from the date of a Change in Control, or (ii) terminated by the Company without Cause on or before twenty-four (24) months after the date of a Change in Control (including a termination due to death or Permanent Disability), and Executive is in Good Standing on the Date of Termination, then the Company shall pay to Executive, if, as and when such payment may be made to other employees participating in the Company’s Performance Incentive Plan or any other bonus or incentive plan (other than a stock option or stock equity plan) then in effect for employees in a similar positions as Executive as of the Date of Termination (or as of the date of demotion, if a Voluntary Termination for Good Reason occurs due to the events described in Section 3(l)III above), a prorata portion of any bonus payable under such plan, calculated based upon the number of days Executive was employed by the Company in the fiscal year in which the termination occurs.

                (c) Provided Executive is then in Good Standing, upon the occurrence of (i) a Change of Control during the Term or (ii) Executive’s termination due to death or Permanent Disability, all then unvested stock options granted to Executive prior to and including the Company’s fiscal year 2000, if any, under the 1992 Employee Performance Stock Option Plan (the “Plans”) or the Year 2000 Performance Stock Option Plan, shall immediately vest, and shall be exercisable by Executive in accordance with the terms of the applicable stock option agreement.

                (d) Provided Executive is then in Good Standing, upon the occurrence of a Change of Control, all then unvested stock options granted to Executive during and after the Company’s fiscal year 2001, if any, under the Plans or under any other employee stock option or stock equity plan adopted after fiscal year 2000, which would have vested pursuant to Executive’s stock option agreement on or before that date which is 364 days from the date of the Change of Control, shall immediately vest, and shall be exercisable by Executive in accordance with the terms of the applicable stock option agreement.

                (e) The provisions of Section 5(c) or 5 (d) above may be triggered only once, in the aggregate, during the Term of this Agreement, so that, for example, should a Change of Control occur and thereafter Executive is terminated due to a Permanent Disability, then Executive would be entitled to the benefits under such sections only once, upon the initial Change of Control. In addition, Executive shall not be entitled to receive severance benefits of any kind from any wholly owned subsidiary or other affiliated entity of the Company, if in connection with the same event or series of events the benefits provided for in this Section 5 above were triggered.

                (f) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. In the event that Executive’s employment terminates by reason of Executive’s death, all benefits provided in this Section 5 which are payable upon a termination due to death shall be paid to Executive’s estate or as Executive’s executor shall direct, but payment may be deferred until Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive’s jurisdiction of residence at the time of Executive’s death.

        6. Assignment.

                (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

                (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

                (c) This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        7. Additional Covenants of Executive.

In consideration of this Agreement, and in addition to Executive’s obligations under any other Company rule, policy or procedure, Executive agrees to the following:

               (a) Noncompetition. Executive agrees that during the Term of this Agreement, Executive will not, directly or indirectly, without the prior written consent of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the Exchange Act, of not more than 1% of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

               (b) Anti-solicitation. Executive agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, Executive will not (i) influence or attempt to influence customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company, (ii) disparage the Company or its officers or directors during or after employment in an attempt to discredit the Company, its assets, and/or future growth, or (iii) recruit, solicit or encourage other employees of the Company to leave his/her employment at the Company.

        8. Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	The Cheesecake Factory Incorporated
26950 Agoura Road
Calabasas, California 91301
Attn: Chief Executive Officer

with a copy to:	The Cheesecake Factory Incorporated
26950 Agoura Road
Calabasas, California 91301
Attn: General Counsel

Executive:	Mr. Peter J. D’Amelio
___________________________
___________________________

        9. Amendments or Additions.

No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto. Only the Chief Executive Officer may bind the Company to any amendment or modification of this Agreement.

        10. Section Headings.

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

        11. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        12. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

        13. Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration held in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 13. This Section 13 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

               (a) Equitable Relief. Any party hereto may, in its discretion, apply to a court of competent jurisdiction for equitable relief. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Section.

               (b) Arbitrators. The panel to be appointed shall consist of three neutral arbitrators: one selected by the Company, one selected by Executive, and one selected by the designees of the Company and Grantee.

               (c) Procedures. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

               (d) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

               (e) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company and Grantee hereby submit to the in personam jurisdiction of the Federal and State courts in Los Angeles, California, for the purpose of confirming any such award and entering judgment thereon.

               (f) Confidentiality. All proceedings under this Section 13, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

        14. Miscellaneous.

No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

        15. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

        16. VENUE; WAIVER OF JURY TRIAL.

IN THE EVENT OF ANY ACTION OR PROCEEDING BETWEEN EXECUTIVE AND THE COMPANY OR ITS SUBSIDIARIES REGARDING THIS AGREEMENT, THE PARTIES AGREE TO SUBMIT THE JURISDICTION OF THE STATE OR FEDERAL COURTS WITHIN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AND AGREE THAT VENUE IN SUCH COURTS IS ACCEPTABLE TO THE GRANTEE AND THE COMPANY BOTH PARTIES AND WAIVE THEIR RIGHTS TO CLAIM FORUM NON CONVENIENS. EXECUTIVE AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

COMPANY: THE CHEESECAKE FACTORY INCORPORATED By: /s/ DAVID OVERTON —————————————— David Overton, Chief Executive Officer

EXECUTIVE: By: /s/ PETER J. D’AMELIO —————————————— Peter J. D’Amelio Position at Company: Senior Vice President, Restaurant Operations

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